West8 Tower
10205 Westheimer Road
Houston, Texas 77042
www.dresser-rand.com

  For Immediate Release

Dresser-Rand Reports First Quarter Net Income of $22.3 Million
Diluted EPS of $0.27 includes Foreign Exchange Loss of $0.17
First Quarter Bookings of $565 Million were Up 59% Compared to the Corresponding Period Last Year

Results Summary ($ in millions, except per-share data):

	First Quarter
	2010	2009
Total revenues	$502.1	$508.9
Operating income	$64.4	$64.2
Includes plan settlement charge	$0.0	$1.3
Interest expense, net	$(8.2)	$(7.0)
Other expense, net	$(16.2)	$(4.3)
Income before income taxes	$40.0	$52.9
Net income	$22.3	$34.5
Basic and diluted EPS	$0.27	$0.42
Shares used to compute EPS (000)	82,243	81,607
Total bookings	$565.3	$355.8
Total backlog	$1,748.1	$2,087.6

Houston, TX, April 29, 2010 – Dresser-Rand Group Inc. (“Dresser-Rand” or the “Company”) (NYSE: DRC), a global supplier of rotating equipment and aftermarket parts and services, reported net income of $22.3 million, or $0.27 per diluted share, for the first quarter 2010 compared with net income of $34.5 million, or $0.42 per diluted share, for the first quarter 2009.  First quarter 2010 results included a previously disclosed non-tax deductible foreign exchange loss of $13.6 ($13.6 million after tax or $0.17 per diluted share) resulting from the Venezuelan government devaluation of the Bolivar on January 8, 2010.

Vincent R. Volpe Jr., President and Chief Executive Officer of Dresser-Rand, said, “We are pleased with our strong first quarter results, which were in excess of our expectations for operating income and for new units and aftermarket bookings.

“As we have previously stated, the recent downturn is a true test for our business model.  Over the past eight years, we have focused on implementing a flexible manufacturing model that would enable us to deliver solid results throughout the business cycles.  We believe this quarter’s financial results demonstrate the strength of this model.

“First quarter overall bookings were nearly 60 percent higher than the corresponding period last year.  We believe we are experiencing a recovery in both market segments as new unit bookings of $301 million were up approximately 175 percent from the corresponding period last year and aftermarket bookings of $264 million increased approximately 7 percent .”

Bookings of $565.3 million for the first quarter 2010 were $209.5 million higher than the $355.8 million for first quarter 2009. The $1,748.1 million backlog at the end of March 2010 was 16.3% lower than the $2,087.6 million backlog at the end of March 2009.

Revenues for the first quarter 2010 of $502.1 million compares with $508.9 million for the first quarter 2009.  Total operating income for the first quarter 2010 was $64.4 million.  This compares with operating income of $64.2 million for the first quarter 2009, which included a pension settlement charge of $1.3 million.

As a percentage of revenues, operating income for the first quarter 2010 was 12.8% compared with 12.6% for the corresponding period in 2009.  Excluding an unusual pension settlement charge, operating income margin for the first quarter 2009 was 12.9%.  First quarter 2010 operating margin benefited from cost and productivity improvements partially offset by higher selling expenses.

Net income per diluted common share for the first quarter 2010 was $0.27, which included the previously mentioned foreign exchange loss (decreased earnings per share by $0.17).  This compares with net income per diluted common share for the first quarter 2009 of $0.42, which included the previously mentioned pension settlement charge (decreased earnings per share by $0.01).

New Units Segment

New unit bookings of $301.3 million for the first quarter 2010 were 175.4% higher than the bookings of $109.4 million for the corresponding period in 2009. The backlog at March 31, 2010, of $1,368.4 million was 17.7% lower than the $1,663.4 million backlog at March 31, 2009.

New unit revenues of $285.1 million for the first quarter 2010 compares with $278.4 million for first quarter 2009, an increase of $6.7 million or 2.4%.   The effect of lower volumes in the first quarter 2010 was substantially offset by the effect of the weaker U.S. dollar.

New unit operating income of $40.3 million for the first quarter 2010 compares with operating income of $25.2 million for the first quarter 2009.  This segment’s operating margin of 14.1% compares with 9.1% for the first quarter 2009.  The increase in margin was principally due to cost and productivity improvements.

Aftermarket Parts and Services Segment

Aftermarket bookings of $264.0 million for the first quarter 2010 were 7.1% higher than bookings of $246.4 million for the corresponding period in 2009.  The backlog at March 31, 2010, of $379.7 million was 10.5% lower than the $424.2 million backlog at March 31, 2009.

Aftermarket parts and services revenues of $217.0 million for the first quarter 2010 compares with $230.5 million for the first quarter 2009, a decrease of $13.5 million or 5.9%.   The decline was the result of lower sales to one national oil company client and reduced maintenance spending by certain other clients, principally in the North American downstream market.

Aftermarket operating income of $45.9 million for the first quarter 2010 compares with $58.9 million for the first quarter 2009.  This segment’s operating margin of approximately 21.2% compares with 25.6% for the first quarter 2009.  These decreases were principally due to lower absorption of fixed costs and a less favorable mix.

Liquidity and Capital Resources

As of March 31, 2010, cash and cash equivalents totaled $178.9 million and borrowing availability under the $500 million revolving credit portion of the Company’s senior credit facility was $356.5 million because $143.5 million was used for outstanding letters of credit.

In the first quarter 2010, cash provided by operating activities was $24.0 million compared with $23.4 million for the corresponding period in 2009.  In the first quarter 2010, net cash used in investing activities was $63.2 million compared with $6.0 million for the first quarter 2009.  Cash used in investing activities in the first quarter 2010 includes $34.2 million related to the acquisition of certain assets of Leading Edge Turbine Technologies, Inc., which closed in the first quarter 2010, and the final earn-out payment of $24.1 million associated with the acquisition of Peter Brotherhood Ltd., which closed in the third quarter 2008.  As of March 31, 2010, net debt (net of cash and cash equivalents) was approximately $191.1 million.

Outlook

The Company reiterates its guidance for 2010 with operating income expected to be in the range of $260 million to $300 million, with new unit margins in high single digits and aftermarket segment margins in the range of 24% to 26%.  The Company expects its full year 2010 interest expense to be in the range of $30 million to $35 million and its effective tax rate to be approximately 35 percent.

The Company expects second quarter 2010 operating income to be in the range of 15 to 17 percent of the total year.

Conference Call

The Company will discuss its first quarter 2010 results at its conference call on April 30, 2010 at 9:00 a.m. Eastern Time. You may access the live webcast presentation at www.dresser-rand.com. Participants may also join the conference call by dialing (877) 303-3199 in the U.S. and (408) 427-3882 from outside the U.S. five to ten minutes prior to the scheduled start time.

A replay of the webcast will be available from 12:00 noon Eastern Time on April 30, 2010, through 11:59 p.m. Eastern Time on May 7, 2010.  You may access the webcast replay at www.dresser-rand.com.  The replay of the conference can be accessed by dialing (800) 642-1687 in the U.S. and (706) 645-9291 from outside the U.S.  The replay pass code is 70580847.

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About Dresser-Rand

Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries.  The Company operates manufacturing facilities in the United States, France, United Kingdom, Germany, Norway, India, and China, and maintains a network of 38 service and support centers covering more than 140 countries.

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This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, without limitation, the Company’s plans, objectives, goals, strategies, future events, future bookings, revenues, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information.  The words “anticipates”, “believes”, “expects”, “intends”, “appears”, “outlook”, and similar expressions identify such forward-looking statements.  Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected.  These factors, risks and uncertainties include, among others, the following: potential for material weaknesses in its internal controls; economic or industry downturns; the variability of bookings due to volatile market conditions, subjectivity clients exercise in placing orders, and timing of large orders; volatility and disruption of the credit markets; its inability to generate cash and access capital on reasonable terms and conditions; its inability to implement its business strategy to increase aftermarket parts and services revenue; competition in its markets; failure to complete or achieve the expected benefits from any future acquisitions; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; unexpected product claims and regulations; infringement on its intellectual property or infringement on others’ intellectual property; difficulty in implementing an information management system; and the Company’s brand name may be confused with others.  These and other risks are discussed in detail in the Company’s filings with the Securities and Exchange Commission at www.sec.gov.  Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements.  The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition.  The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.  For information about Dresser-Rand, go to its website at www.dresser-rand.com.

Investor Contact: Blaise Derrico, Director Investor Relations (713) 973-5497

DRC-FIN

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF INCOME

	Three months ended March 31,
	2010	2009
	(Unaudited; $ in millions, except per share amounts)

Net sales of products	$398.5	$410.9
Net sales of services	103.6	98.0
Total revenues	502.1	508.9
Cost of products sold	287.1	304.3
Cost of services sold	72.9	67.5
Total cost of sales	360.0	371.8
Gross profit	142.1	137.1
Selling and administrative expenses	71.4	67.6
Research and development expenses	6.3	4.0
Plan settlement	-	1.3
Income from operations	64.4	64.2
Interest expense, net	(8.2)	(7.0)
Other expense, net	(16.2)	(4.3)
Income before income taxes	40.0	52.9
Provision for income taxes	17.7	18.4
Net income	$22.3	$34.5
Net income per share
Basic	$0.27	$0.42
Diluted	$0.27	$0.42
Weighted average shares outstanding - (in thousands)
Basic	81,865	81,573
Diluted	82,243	81,607

DRESSER-RAND GROUP INC.
CONSOLIDATED SEGMENT DATA

	Three months ended March 31,
	2010	2009
	(unaudited; $ in millions)
Revenues
New units	$285.1	$278.4
Aftermarket parts and services	217.0	230.5
Total revenues	$502.1	$508.9
Gross profit
New units	$63.4	$47.5
Aftermarket parts and services	78.7	89.6
Total gross profit	$142.1	$137.1
Operating income
New units	$40.3	$25.2
Aftermarket parts and services	45.9	58.9
Unallocated	(21.8)	(19.9)
Total operating income	$64.4	$64.2
Bookings
New units	$301.3	$109.4
Aftermarket parts and services	264.0	246.4
Total bookings	$565.3	$355.8
Backlog - ending
New units	$1,368.4	$1,663.4
Aftermarket parts and services	379.7	424.2
Total backlog	$1,748.1	$2,087.6

DRESSER-RAND GROUP INC.
CONSOLIDATED BALANCE SHEET

	March 31,	December 31,
	2010	2009
	(Unaudited; $ in millions, except share amounts)
Assets
Current assets
Cash and cash equivalents	$178.9	$223.2
Accounts receivable, less allowance for losses of $15.3 at 2010 and $14.4 at 2009	259.9	289.8
Inventories, net	321.8	353.0
Prepaid expenses and other	31.2	24.9
Deferred income taxes, net	44.0	45.4
Total current assets	835.8	936.3
Property, plant and equipment, net	272.3	268.9
Goodwill	482.8	486.0
Intangible assets, net	432.1	430.9
Other assets	27.0	28.1
Total assets	$2,050.0	$2,150.2

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accruals	$340.4	$412.0
Customer advance payments	130.7	165.2
Accrued income taxes payable	12.1	8.1
Loans payable	-	0.1
Total current liabilities	483.2	585.4
Deferred income taxes, net	37.9	38.5
Postemployment and other employee benefit liabilities	105.5	109.9
Long-term debt	370.0	370.0
Other noncurrent liabilities	36.3	33.8
Total liabilities	1,032.9	1,137.6
Stockholders' equity
Common stock, $0.01 par value, 250,000,000 shares authorized;
and 82,510,715 and 82,513,744 shares issued and
outstanding, respectively	0.8	0.8
Additional paid-in capital	398.8	396.6
Retained earnings	660.4	638.1
Accumulated other comprehensive loss	(42.9)	(22.9)
Total stockholders' equity	1,017.1	1,012.6
Total liabilities and stockholders' equity	$2,050.0	$2,150.2

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Three months ended March 31,
	2010	2009
	(Unaudited; $ in millions)
Cash flows from operating activities
Net income	$22.3	$34.5
Adjustments to arrive at net cash provided by operating activities
Depreciation and amortization	13.2	12.3
Deferred income taxes	0.5	(0.4)
Stock-based compensation	1.6	1.9
Excess tax benefits from share-based compensation	(0.6)	-
Amortization of debt financing costs	0.8	0.8
Provision for losses on inventory	1.2	0.9
Plan settlement	-	(0.2)
Loss on sale of property, plant and equipment	0.2	0.2
Net income from equity investment	(0.1)	-
Working capital and other, net of acquisitions
Accounts receivable	31.1	63.6
Inventories	26.8	(37.1)
Accounts payable and accruals	(42.3)	(38.3)
Customer advances	(30.2)	8.0
Other	(0.5)	(22.8)
Net cash provided by operating activities	24.0	23.4
Cash flows from investing activities
Capital expenditures	(5.0)	(7.0)
Proceeds from sales of property, plant and equipment	0.1	1.0
Acquisitions, net of cash	(58.3)	-
Net cash used in investing activities	(63.2)	(6.0)
Cash flows from financing activities
Proceeds from exercise of stock options	0.1	-
Excess tax benefits from share-based compensation	0.6	-
Payments of long-term debt	(0.1)	(0.1)
Net cash provided by (used in) financing activities	0.6	(0.1)
Effect of exchange rate changes on cash and cash equivalents	(5.7)	(4.4)
Net (decrease) increase in cash and cash equivalents	(44.3)	12.9
Cash and cash equivalents, beginning of the period	223.2	147.1
Cash and cash equivalents, end of period	$178.9	$160.0